Filed pursuant to
                                                            Rule 424(b)(3)

                                                      Registration No. 333-23475

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 21, 1997

                                  $150,000,000

                         Atlantic City Electric Company

      First Mortgage Bonds, Designated Secured Medium Term Notes, Series D
                                       and
                      Unsecured Medium Term Notes, Series A
              Due from One Year to Thirty Years from Date of Issue

                                 ------------------

    Atlantic City Electric Company (the "Company") may from time to time offer its First Mortgage Bonds, Designated Secured Medium Term Notes, Series D (the "Secured Medium Term Notes"), and its Unsecured Medium Term Notes, Series A (the "Unsecured Medium Term Notes") in the aggregate principal amount of up to $150,000,000, subject to reduction as a result of the sale of other Debt Securities as described in the accompanying Prospectus. (The Secured Medium Term Notes and the Unsecured Medium Term Notes are hereinafter collectively referred to as "Medium Term Notes.") Each Medium Term Note will mature from one year to thirty years from its date of issue.

    Each Medium Term Note will bear interest at a fixed rate. Interest on each Medium Term Note will be payable semiannually in arrears on each March 1 and September 1 and at Stated Maturity.

    The interest rate, Issue Price, Stated Maturity, redemption provisions, if any, and certain other terms with respect to each Medium Term Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (a "Pricing Supplement").

    Each Medium Term Note will be represented by a global Medium Term Note ("Global Medium Term Note") registered in the name of a nominee of The Depository Trust Company, as Depository, or another depository (such a Medium Term Note, so represented, being called a "Book-Entry Medium Term Note"). Beneficial interests in Global Medium Term Notes representing Book-Entry Medium Term Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Medium Term Notes will not be issuable as certificated Medium Term Notes except under the circumstances described herein. See "Book-Entry System."

                                 ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------------

--------------------------------------------------------------------------------------------
                                  Price to           Agents'                Proceeds to
                                  Public(1)       Commissions(2)           Company(2)(3)
--------------------------------------------------------------------------------------------
Per Medium Term Note..........      100%          .150%-.750%           99.850%-99.250%
--------------------------------------------------------------------------------------------
Total.........................  $150,000,000   $225,000-$1,125,000 $149,775,000-$148,875,000
--------------------------------------------------------------------------------------------

----------

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.
(2) The Company will pay Goldman, Sachs & Co., First Chicago Capital Markets, Inc., and Lehman Brothers, Lehman Brothers Inc., each as agent (together, the "Agents"), a commission of from .150% to .750% of the principal amount of any Medium Term Note, depending upon its Stated Maturity, sold through such Agent. The Company may also sell Medium Term Notes to any Agent, as principal, at a discount for resale to one or more investors or to another broker-dealer (acting as principal for purpose of resale) at varying prices related to prevailing market prices at the time of resale as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Medium Term Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Medium Term Note of identical maturity and may be resold by such Agent. The Medium Term Notes may also be sold by the Company directly to investors, in which case no commission will be payable to the Agents.
(3)  Before deduction of expenses payable by the Company estimated at $318,319.

                                 ------------------

     The Medium Term Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Medium Term Notes. The Company may sell Medium Term Notes at a discount to any Agent, as principal, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell Medium Term Notes directly to investors on its own behalf. The Medium Term Notes will not be listed on any securities exchange, and there is no assurance that the maximum amount of Medium Term Notes offered by the Prospectus Supplement will be sold or that there will be a secondary market for the Medium Term Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent may reject an order, whether or not solicited, in whole or in part. See "Plan of Distribution."

Goldman, Sachs & Co.

                        First Chicago Capital Markets, Inc.

                                                                 Lehman Brothers

                                 ------------------

     The date of this Prospectus Supplement is March 24, 1997.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE MEDIUM TERM NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                 ------------------

                                  USE OF PROCEEDS

     The net proceeds to be received by the Company from the issuance and sale of the Medium Term Notes will be applied, together with other funds available to the Company, towards its ongoing construction program, to the repayment or retirement of outstanding short-term and long-term indebtedness of the Company, including the redemption of certain series of First Mortgage Bonds. Unsecured short-term debt has been issued at various times in the past for construction and other corporate purposes. At March 1, 1997, the Company had approximately $72,500,000 of short-term debt outstanding at a weighted average interest rate of 5.60% and with a weighted average maturity of 14 days. In addition, the Company's First Mortgage Bonds, 7-1/2% Series due 2002 ($20,000,000 principal amount outstanding), and First Mortgage Bonds, 7-3/4% Series due 2003 ($29,976,000 principal amount outstanding), may be redeemed at their regular redemption prices of 101.20% and 101.76%, respectively.

              SUPPLEMENTAL DESCRIPTION OF SECURED MEDIUM TERM NOTES

     The following description of the particular terms of the Secured Medium Term Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth under "Description of New Bonds" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of New Bonds" in the accompanying Prospectus.

General

     The Secured Medium Term Notes will be issued as a series of New Bonds under the Mortgage. The Secured Medium Term Notes will be limited in aggregate principal amount to $150,000,000, subject to reduction as a result of the sale of other Debt Securities as described in this Prospectus Supplement and the accompanying Prospectus.

     The Secured Medium Term Notes will be issued in fully registered form only, without coupons. Each Secured Medium Term Note will be issued initially as a Book-Entry Medium Term Note. Except as set forth herein under "Book-Entry System," the Secured Medium Term Notes will not be issuable as certificated Medium Term Notes. The authorized denominations of Global Medium Term Notes will be $1,000 and integral multiples thereof. Secured Medium Term Notes will be exchangeable and transferable at the office or agency of the Company in New York City, without payment, until further direction by the Company, of any charge other than any tax or taxes or other government charge incident thereto. The Mortgage Trustee will act as the Company's agent for the payment, registration, transfer and exchange of the Secured Medium Term Notes in New York City.

     Each Secured Medium Term Note will mature from one year to thirty years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Secured Medium Term Note may also be subject to redemption at the option of the Company prior to its Stated Maturity (as defined below).

     The Pricing Supplement relating to a Secured Medium Term Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Secured Medium Term Note will be issued (the "Issue Price"); (ii) the date on which such Secured Medium Term Note will be issued (the "Issue Date"); (iii) the date on which such Secured Medium Term Note will mature (the "Stated Maturity"); (iv) the rate per annum at which such Secured Medium Term Note will bear interest; (v) any applicable discounts or commissions; (vi) whether such Secured Medium Term Note may be redeemed at the option of the Company prior to Stated Maturity and, if so, the provisions relating to such redemption; and (vii) any other terms of such Secured Medium Term Note not inconsistent with the provisions of the Mortgage.

Payment of Principal and Interest

     Payment of interest on the Secured Medium Term Notes (other than interest payable at Stated Maturity) will be made, except as provided below, to the person in whose name such Secured Medium Term Note is registered (which, in the case of Global Medium Term Notes representing Book-Entry Medium Term Notes, will be a nominee of the Depository, as hereinafter defined) at the close of business on the Record Date (as defined below) for each Interest Payment Date; provided, however, that if the Issue Date of a Secured Medium Term Note issued as a Global Medium Term Note is after a Record Date and before the corresponding Interest Payment Date, such Secured Medium Term Note shall bear interest from the Issue Date for such Secured Medium Term Note but payment of interest will commence on the second Interest Payment Date succeeding the Issue Date.

     The principal of the Secured Medium Term Notes and any premium and interest thereon payable at Stated Maturity will be paid upon surrender thereof at the office of The Bank of New York, in New York, New York.

     The "Record Date" with respect to a Secured Medium Term Note will be the February 15 or August 15, as the case may be, next preceding an Interest Payment Date for Secured Medium Term Notes or if such February 15 or August 15 is a legal holiday or a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized by law to close, the next preceding day which is not a legal holiday or a day on which such institutions are so authorized to close.

     Each Secured Medium Term Note issued as a Global Medium Term Note will bear interest from its Issue Date at the fixed interest rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on each Secured Medium Term Note will be payable semiannually in arrears on each March 1 and September 1 (each such date, an "Interest Payment Date") and at Stated Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Secured Medium Term Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

     To the extent, if any, provided in the Pricing Supplement relating to any Secured Medium Term Note and specified on the face of such Secured Medium Term Note, such Secured Medium Term Note is subject to Regular Redemption at any time on or after the Initial Regular Redemption Date set forth in the applicable Pricing Supplement and specified on the face of such Secured Medium Term Note, as a whole or, if specified, in part, at the election of the Company, at the applicable redemption price (as described below) plus accrued interest to the date fixed for redemption. Unless otherwise specified in such Pricing Supplement, such redemption price shall be the Initial Regular Redemption Price set forth in the applicable Pricing Supplement and specified on the face of such Secured Medium Term Note for the twelve-month period commencing on the Initial Regular Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Regular Redemption Date by a percentage of principal amount equal to the Reduction Percentage set forth in the applicable Pricing Supplement and specified on the face of such Secured Medium Term Note until such redemption price is 100% of the principal amount of such Secured Medium Term Note.

     To the extent, if any, provided in the Pricing Supplement relating to such Secured Medium Term Note and specified on the face of such Secured Medium Term Note, such Secured Medium Term Note is subject to Special Redemption at any time on or after the Initial Special Redemption Date set forth in the applicable Pricing Supplement and specified on the face of such Secured Medium Term Note, as a whole or, if specified, in part, at the election of the Company, if redeemed by the use of proceeds of released property or the proceeds of insurance, at 100% of the principal amount thereof plus accrued interest to the date fixed for redemption.

     Notwithstanding the foregoing, the Company may not, prior to the Regular Redemption Limitation Date, if any, or the Special Redemption Limitation Date, if any, as the case may be, set forth in the applicable Pricing Supplement and specified on the face of such Secured Medium Term Note, redeem such Secured Medium Term Note by Regular Redemption or Special Redemption, as the case may be, as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to the Company (similarly calculated) of such Secured Medium Term Note.

     Notice of redemption shall be mailed to the registered owner of the Secured Medium Term Note to be redeemed not less than thirty, but not more than ninety, days prior to the date of redemption.

              SUPPLEMENTAL DESCRIPTION OF UNSECURED MEDIUM TERM NOTES

     The following description of the particular terms of the Unsecured Medium Term Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Notes set forth under "Description of New Notes" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of New Notes" in the accompanying Prospectus.

General

     The Unsecured Medium Term Notes will be issued as a series of New Notes under the Indenture. The Unsecured Medium Term Notes will be limited in aggregate principal amount to $150,000,000, subject to reduction as a result of the sale of other Debt Securities as described in this Prospectus Supplement and the accompanying Prospectus.

     The Unsecured Medium Term Notes will be issued in fully registered form only, without coupons. Each Unsecured Medium Term Note will be issued initially as a Book-Entry Medium Term Note. Except as set forth herein under "Book-Entry System", the Unsecured Medium Term Notes will not be issuable as certificated Medium Term Notes. The authorized denominations of Global Medium Term Notes will be $1,000 and integral multiples thereof. Unsecured Medium Term Notes will be exchangeable and transferable at the office or agency of the Company in New York City, without payment, until further direction by the Company, of any charge other than any tax or taxes or other government charge incident thereto. The Indenture Trustee will act as the Company's agent for the payment, registration, transfer and exchange of the Unsecured Medium Term Notes in New York City.

     Each Unsecured Medium Term Note will mature from one year to thirty years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Unsecured Medium Term Note may also be subject to redemption at the option of the Company prior to its Stated Maturity (as defined below).

     The Pricing Supplement relating to an Unsecured Medium Term Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Unsecured Medium Term Note will be issued (the "Issue Price"); (ii) the date on which such Unsecured Medium Term Note will be issued (the "Issue Date"); (iii) the date on which such Unsecured Medium Term Note will mature (the "Stated Maturity"); (iv) the rate per annum at which such Unsecured Medium Term Note will bear interest; (v) any applicable discounts or commissions; (vi) whether such Unsecured Medium Term Note may be redeemed at the option of the Company prior to Stated Maturity and, if so, the provisions relating to such redemption; and (vii) any other terms of such Unsecured Medium Term Note not inconsistent with the provisions of the Indenture.

Payment of Principal and Interest

     Payment of interest on the Unsecured Medium Term Notes (other than interest payable at Stated Maturity) will be made, except as provided below, to the person in whose name such Unsecured Medium Term Note is registered (which, in the case of Global Medium Term Notes representing Book-Entry Medium Term Notes, will be a nominee of the Depository, as hereinafter defined) at the close of business on the Record Date (as defined below) for each Interest Payment Date; provided, however, that if the Issue Date of an Unsecured Medium Term Note issued as a Global Medium Term Note is after a Record Date and before the corresponding Interest Payment Date, such Unsecured Medium Term Note shall bear interest from the Issue Date for such Unsecured Medium Term Note but payment of interest will commence on the second Interest Payment Date succeeding the Issue Date.

     The principal of the Unsecured Medium Term Notes and any premium and interest thereon payable at Stated Maturity will be paid upon surrender thereof at the office of The Bank of New York, in New York, New York.

     The "Record Date" with respect to an Unsecured Medium Term Notes will be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for Unsecured Medium Term Notes.

     Each Unsecured Medium Term Note issued as a Global Medium Term Note will bear interest from its Issue Date at the fixed interest rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on each Unsecured Medium Term Note will be payable semiannually in arrears on each March 1 and September 1 (each such date, an "Interest Payment Date") and at Stated Maturity. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Unsecured Medium Term Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

     To the extent, if any, provided in the Pricing Supplement relating to any Unsecured Medium Term Note and specified on the face of such Unsecured Medium Term Note, such Unsecured Medium Term Note is subject to Redemption at any time on or after the Initial Redemption Date set forth in the applicable Pricing Supplement and specified on the face of such Unsecured Medium Term Note, as a whole or, if specified, in part, at the election of the Company, at the applicable redemption price (as described below) plus accrued interest to the date fixed for redemption. Unless otherwise specified in such Pricing Supplement, such redemption price shall be the Initial Redemption Price set forth in the applicable Pricing Supplement and specified on the face of such Unsecured Medium Term Note for the twelve-month period commencing on the Initial Redemption Date and shall decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount equal to the Reduction Percentage set forth in the applicable Pricing Supplement and specified on the face of such Unsecured Medium Term Note until such redemption price is 100% of the principal amount of such Unsecured Medium Term Note.

     Notwithstanding the foregoing, the Company may not, prior to the Redemption Limitation Date, if any, set forth in the applicable Pricing Supplement and specified on the face of such Unsecured Medium Term Note, redeem such Unsecured Medium Term Note, as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to the Company (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to the Company (similarly calculated) of such Unsecured Medium Term Note.

     Notice of redemption shall be mailed to the registered owner of the Unsecured Medium Term Note to be redeemed not less than thirty, but not more than ninety, days prior to the date of redemption.

                                 BOOK-ENTRY SYSTEM

     Except under the circumstances described below, the Medium Term Notes will be issued in the form of one or more Global Medium Term Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") or such other depository as may be subsequently designated (the "Depository") and registered in the name of a nominee of the Depository.

     Except under the circumstances described below, Book-Entry Medium Term Notes represented by a Global Medium Term Note will not be exchangeable for certificated Medium Term Notes and will not otherwise be issuable as certificated Medium Term Notes.

     So long as the Depositary, or its nominee, is the registered owner of a Global Medium Term Note, such Depository or such nominee, as the case may be, will be considered the sole owner of the Individual Book-Entry Medium Term Notes represented by such Global Medium Term Note for all purposes under the Mortgage or the Indenture, as the case may be. Payments of principal of and premium, if any, and any interest on individual Book-Entry Medium Term Notes represented by a Global Medium Term Note will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Medium Term Note. Except as set forth below, owners of beneficial interest in a Global Medium Term Note will not be entitled to have any of the individual Book-Entry Medium Term Notes represented by such Global Medium Term Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Medium Term Notes and will not be considered the registered owners thereof under the Mortgage or the Indenture, as the case may be, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual certificated Medium Term Notes in exchange for the Global Medium Term Note or Medium Term Notes representing the corresponding Book-Entry Medium Term Notes. In addition, the Company may at any time and in its sole discretion determine not to have any Medium Term Notes represented by one or more Global Medium Term Notes and, in such event, will issue individual certificated Medium Term Notes in exchange for the Global Medium Term Notes representing the corresponding Book-Entry Medium Term Notes. In any such instance, an owner of a Book-Entry Medium Term Note represented by a Global Medium Term Note will be entitled to physical delivery of individual certificated Medium Term Notes equal in principal amount to such BookEntry Medium Term Note and to have such certificated Medium Term Notes registered in its name. Individual certificated Medium Term Notes so issued will be issued as registered Medium Term Notes in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     DTC has confirmed to the Company and the Agents the following information:

          1. DTC will act as securities depository for the Global Medium Term Notes. The Medium Term Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Medium Term Note will be issued for each issue of the Medium Term Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC.

          2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities though electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          3. Purchases of Medium Term Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Medium Term Notes on DTC's records. The ownership interest of each actual purchaser of each Medium Term Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Medium Term Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Medium Term Notes, except in the event that use of the book-entry system for the Medium Term Notes is discontinued.

          4. To facilitate subsequent transfers, all Medium Term Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Medium Term Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Medium Term Notes; DTC's records reflect only the identify of the Direct Participants to whose accounts such Medium Term Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          6. Redemption notices shall be sent to Cede & Co. If less than all the Medium Term Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          7. Neither DTC nor Cede & Co. will consent or vote with respect to the Medium Term Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus

     Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          8. Principal and interest payments on the Medium Term Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Mortgage Trustee, the Indenture Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, the Mortgage Trustee or the Indenture Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          9. DTC may discontinue providing its services as securities depository with respect to the Medium Term Notes at any time by giving reasonable notice to the Company, the Mortgage Trustee or the Indenture Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Medium Term Notes are required to be printed and delivered.

          10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated Medium Term Notes will be printed and delivered.

          11. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

The Agents, the Mortgage Trustee and the Indenture Trustee are Direct Participants of DTC.

     None of the Company, the Mortgage Trustee, the Indenture Trustee or any agent for payment on or registration of transfer or exchange of any Global Medium Term Note will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Medium Term Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

               CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain material United States federal income tax consequences of the ownership of Medium Term Notes as of the date hereof. Except where noted, it deals only with Medium Term Notes held by initial purchasers who have purchased Medium Term Notes at the initial offering price thereof and who hold such Medium Term Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Medium Term Notes as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) owning (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company. Persons considering the purchase, ownership or disposition of Medium Term Notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular series of the Medium Term Notes will be provided in the applicable Pricing Supplement.

United States Holders

     As used herein, a "United States Holder" of a Medium Term Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. A "Non-United States Holder" is a holder that is not a United States Holder.

     Payments of Interest. Except as set forth below, interest on a Medium Term Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

     Original Issue Discount. United States Holders of Medium Term Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. Medium Term Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

     This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"). A Medium Term Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Medium Term Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Medium Term Note will bear interest that is not qualified stated interest.

     In the case of a Medium Term Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Medium Term Notes are made in proportion to the stated principal amount of the Medium Term Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     Certain of the Medium Term Notes may be redeemed prior to their Stated Maturity at the option of the Company. Original Issue Discount Notes containing such feature may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such feature should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such feature since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Medium Term Notes.

     United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Medium Term Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Medium Term Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Medium Term Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Medium Term Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Medium Term Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Medium Term Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods (assuming that no payment other than of qualified stated interest is made prior to maturity). The Company is required to provide information returns stating the amount of OID accrued on Medium Term Notes held of record by persons other than corporations and other exempt holders.

     United States Holders may elect to treat all interest on any Medium Term Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which the United States Holder acquired the Medium Term Note, and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult with their own tax advisors about this election.

     Short-Term Notes Having a Term of One Year. In the case of Medium Term Notes having a term of one year ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so. United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

    Premium A United States Holder that purchases a Medium Term Note for an amount in excess of the sum of all amounts payable on the Medium Term Note (including any optional redemption premium) after the purchase date other than qualified stated interest will be considered to have purchased the Medium Term Note with "amortizable bond premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Medium Term Note (determined with reference to the related redemption date, if any redemption premium is taken into account in determining amortizable bond premium) on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Medium Term Note. Amortizable bond premium on a Medium Term Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Medium Term Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Proposed Treasury regulations issued on June 27, 1996 would clarify the treatment of amortizable bond premium. Among the provisions contained in the proposed regulations is a provision that generally provides that premium may be amortized to offset interest income only as a United States Holder takes the qualified stated interest into account under the holder's regular accounting method. If adopted, the regulations would be effective for debt instruments acquired on or after the date 60 days after the date final regulations are published in the Federal Register. However, if a United States Holder elects to amortize bond premium for the taxable year containing such effective date, the proposed Treasury regulations would apply to all the United States Holder's debt instruments held on or after the first day of that taxable year.

     Sale, Exchange and Retirement of Notes. A United States Holder's tax basis in a Medium Term Note will, in general, be the United States Holder's cost therefor, increased by OID previously included in income by the United States Holder and reduced by any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Medium Term Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Medium Term Note. Except as described above with respect to certain Short-Term Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Medium Term Note has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

     Non-United States Holders will not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on, or gain from the sale or disposition of, any Medium Term Note provided that (1) the interest income or gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, (2) the Non-United States Holder is not a controlled foreign corporation related to the Company through stock ownership, (3) the Non-United States Holder is not a bank whose receipt of interest on a Medium Term Note is described in Code Section 881(c)(3)(A), (4) with respect to any gain, the Non-United States Holder, if an individual, is not present in the United States for 183 days or more during the taxable year and (5) the Non-United States Holder provides the correct certification of his status (which may generally be satisfied by providing an Internal Revenue Service Form W-8 certifying that the beneficial owner is not a United States Holder and providing the name and address of the beneficial owner).

     An individual holder of a Medium Term Note who is not a citizen or resident of the United States at the time of the holder's death will not be subject to United States federal estate tax as a result of the holder's death, as long as any interest received on the Medium Term Note, if received by the holder at the time of the holder's death, would not be effectively connected with the conduct of a trade or business by such individual in the United States.

Backup Withholding

     In general, if a holder other than a corporate holder fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to backup withholding, a 31 percent federal backup withholding tax may be withheld from amounts paid to such holder. An individual's taxpayer identification number is such individual's social security number. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

                                PLAN OF DISTRIBUTION

     The Medium Term Notes are being offered on a continuous basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase Medium Term Notes. Initial purchasers may propose certain terms of the Medium Term Notes, but the Company will have the right to accept offers to purchase Medium Term Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Company, to reject offers to purchase Medium Term Notes in whole or in part. The Company will pay each Agent a commission of from .150% to .750% of the principal amount of Medium Term Notes sold through it, depending upon Stated Maturity. The Company also may sell Medium Term Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent. An Agent may resell a Medium Term Note purchased by it as principal to another broker-dealer at a discount, provided such discount does not exceed the commission or discount received by such Agent from the Company in connection with the original sale of such Note. The Company may also sell Medium Term Notes directly to investors on its own behalf at a price to be agreed upon at the time of sale or through negotiated underwritten transactions with one or more underwriters. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

     No Medium Term Note will have an established trading market when issued. The Medium Term Notes will not be listed on any securities exchange. There can be no assurance of a secondary market for any Medium Term Notes, or that the Medium Term Notes will be sold.

     During and after the offering, the Agents may purchase and sell the Medium Term Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created in connection with the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Medium Term Notes sold in the offering for their account may be reclaimed by the

Agents if such securities are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Medium Term Notes which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including certain liabilities under the Securities Act.

     Goldman, Sachs & Co., First Chicago Capital Markets, Inc., and Lehman Brothers, Lehman Brothers Inc. and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

                                  $150,000,000

                         Atlantic City Electric Company
                                 Debt Securities

                               ------------------

                                     [LOGO]

                               ------------------

     Atlantic City Electric Company (the "Company") intends to offer, from time to time, up to $150,000,000 aggregate principal amount of its Debt Securities, consisting of First Mortgage Bonds and/or First Mortgage Bonds, Designated Secured Medium Term Notes (collectively, the "New Bonds") and/or Unsecured Notes and/or Unsecured Medium Term Notes (collectively, the "New Notes"). (The New Bonds and the New Notes are hereinafter collectively referred to as the "Debt Securities"). The Debt Securities will be offered in one or more series in amounts, at prices and on terms to be determined at the time or times of sale. The title, aggregate principal amount, interest provisions, maturity or maturities, initial public offering price, redemption or tender provisions, if any, and other specific terms of each series of Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus or pricing supplement ("Prospectus Supplement").

                                 ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION

                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE

                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY

                        REPRESENTATION TO THE CONTRARY IS A

                                  CRIMINAL OFFENSE.

                                 ------------------

     The Company may sell the Debt Securities through underwriters, dealers or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters, or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                                 ------------------

                    The date of this Prospectus is March 21, 1997

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or this Prospectus as supplemented by any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has or has not been any change in the affairs of the Company since the date hereof or thereof. Neither this Prospectus nor this Prospectus as supplemented by any Prospectus Supplement constitutes an offer of any securities other than the registered securities to which it relates, or an offer to any person in any jurisdiction in which such offer would be unlawful.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the SEC:

          1. Annual Report on Form 10-K for the year ended December 31, 1996.

          2. Current Reports on Form 8-K dated January 6, 1997, January 27, 1997 and January 31, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in the Prospectus as amended modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above (other than exhibits to such documents) which have been or may be incorporated by reference in this Prospectus. Requests for such copies should be directed to Robert K. Marshall, Manager, Finance & Treasury Operations, Atlantic City Electric Company, 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234-4130, telephone number: 609/645-4655. The information relating to the Company contained in this Prospectus or any Prospectus Supplement relating hereto does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                    THE COMPANY

     The Company was formed under the laws of New Jersey on April 28, 1924 by merger and consolidation of several utility companies. The Company is engaged in the generation, transmission, distribution, and sale of electric energy in the southern part of New Jersey. The Company, which has a wholly owned subsidiary, Deepwater Operating Company, is the principal subsidiary of Atlantic Energy, Inc. ("Energy"), which is a public utility holding company as defined in the Public Utility Holding Company Act of 1935 and which has claimed exemption from substantially all of the provisions of such Act. The other direct subsidiaries of Energy are Atlantic Energy Enterprises, Inc. and Atlantic Energy International, Inc.

     The Company's principal executive office is located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey, 08232-4130, telephone 609-645-4100. The Company is subject to regulation by the New Jersey Board of Public Utilities and the Federal Energy Regulatory Commission. At December 31, 1996, the Company had over 477,000 customers and employed 1,466 persons, of which 633 were affiliated with a national labor organization. With the exception of a municipal electric system providing electric service within the municipal boundaries of the City of Vineland, New Jersey, the Company supplies electric service to the southern one-third of the State of New Jersey. The Company has qualified to do business as a foreign corporation in the Commonwealth of Pennsylvania to enable it to participate in the ownership and operation of generation and transmission facilities located therein.

                         SELECTED FINANCIAL INFORMATION

     The following information is qualified by the detailed information and financial statements included elsewhere in the Prospectus, including the documents incorporated by reference.

                                                Year Ended December 31,
                                    ------------------------------------------------
                                      1992      1993      1994      1995      1996
                                    --------  --------  --------  --------  --------
Operating Revenues (000) .........  $816,931  $865,799  $913,226  $953,779  $982,492
Net Income (000) .................  $107,446  $109,026  $ 93,174  $ 98,752  $ 75,017
Ratio of Earnings to Fixed Charges      3.55      3.37      3.05      3.16      2.58

                                                         As of December 31, 1996
                                                         -----------------------
                                                              Amount     Ratio
                                                          (in thousands)  (%)
                                                         --------------- -------
Long Term Debt* ..........................................  $  802,420    46.3%
Cumulative Preferred Stock:
 Subject to Mandatory Redemption* ........................      53,950     3.1
 Not Subject to Mandatory Redemption .....................      30,000     1.7
 Cumulative Quarterly Income Preferred Securities ........      70,000     4.0
Common Equity ............................................     778,425    44.9
                                                            ----------  ------
 Total Capitalization ....................................  $1,734,795  100.00%
                                                            ==========  ======

*   Includes current portion

                                 USE OF PROCEEDS

     Use of the net proceeds to be received by the Company from the issuance and sale of the Debt Securities will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

     Opinions as to the legality of the Debt Securities will be rendered by James E. Franklin, II, Esquire, General Counsel of the Company, and Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, counsel for the Company, and by Winthrop, Stimson, Putnam & Roberts, New York, New York, counsel for any underwriters or agents. All matters pertaining to title, the nature and extent of the lien of the Mortgage securing the New Bonds and all other questions of conformity to the laws of the State of New Jersey and of the Commonwealth of Pennsylvania will be rendered to the purchasers or underwriters only by James E. Franklin, II, Esquire, who has, to the extent he deemed necessary, consulted with Pennsylvania counsel as to matters of conformity to the laws of the Commonwealth of Pennsylvania and has relied upon opinions of such counsel as to such matters.

                                     EXPERTS

     The consolidated financial statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated herein in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The legal conclusions in "Security" under the caption "Description of New Bonds", insofar as such matters are governed by the laws of the State of New Jersey or the Commonwealth of Pennsylvania, have been reviewed by James E. Franklin, II, Esq., General Counsel of the Company, and have been included in reliance upon the authority of James E. Franklin, II, Esq., as an expert.

                            DESCRIPTION OF NEW BONDS

     The New Bonds will be issued under the Mortgage and Deed of Trust, dated January 15, 1937, made by the Company to The Bank of New York, New York, N.Y. as Trustee ("Mortgage Trustee"), as supplemented and amended (the "Mortgage"), and one or more new indentures supplemental thereto (the "Supplemental Indenture"). All First Mortgage Bonds (including the New Bonds) issued and to be issued under the Mortgage are herein sometimes referred to as "Bonds". Copies of the Mortgage and of the forms of Supplemental Indenture are filed as exhibits to the Registration Statement.

     The statements herein concerning the New Bonds, the Bonds and the Mortgage are merely an outline and do not purport to be complete. They are qualified in their entirety by express reference to the cited Sections and Articles of the Mortgage. Terms defined in the Mortgage are used in this outline.

Maturity, Interest, Redemption and Payment (see the accompanying Prospectus Supplement)

Security

     The New Bonds will be secured pari passu with Bonds of all other series now or hereafter issued by the lien of the Mortgage which constitutes, in the opinion of counsel for the Company, a first lien on substantially all of the fixed physical property owned by the Company, subject only to (a) the conditions and limitations in the instruments through which the Company claims title to its properties and (b) "excepted encumbrances" as defined in Section 6 of the Mortgage.

     The Mortgage contains an after-acquired property clause, but property hereafter acquired may be subject to liens, ranking prior to the Mortgage, existing thereon at the time of acquisition. The after-acquired property clause may not be effective as to property acquired subsequent to the filing of a case with respect to the Company under the Federal Bankruptcy Code. The provisions of the Mortgage, in substance, permit release of property from the lien and withdrawal from the Mortgage Trustee of cash proceeds of property released from the lien, not only against new property then becoming subject to the lien, but also against property already subject to the Mortgage, unless such property was owned at November 30, 1936, or has been made the basis of the issue of Bonds or a credit under Section 20 of the Mortgage. Accordingly, any increase in the amount of the mortgaged and pledged property, as a result of the after-acquired property clause, may be eliminated by means of such releases and withdrawals.

     Under New Jersey law, the State of New Jersey owns in fee simple for the benefit of the public schools all lands now or formerly flowed by the tide up to the mean high-water line, unless it has made a valid conveyance of its interests in such property. In 1981, because of uncertainties raised as to possible claims of State ownership, the New Jersey Constitution was amended to provide that lands formerly tidal-flowed, but which were not then tidal-flowed at any time for a period of 40 years, were not to be subject to State claim unless the State has specifically defined and asserted a claim within one year period ending November 2, 1982. As a result, the State published maps of the eastern (Atlantic) coast of New Jersey depicting claims to portions of many properties, including certain properties owned by the Company. The Company believes it has good title to such properties and will vigorously defend its title, or will obtain such grants from the State as may ultimately be required. The cost to acquire any such grants may be covered by title insurance policies. Assuming that all of such State claims were determined adversely to the Company, they would relate to land, which, together with the improvements thereon, would amount to less than 1% of net utility plant. No maps depicting State claims to property owned by the Company on the western (Delaware River) side of New Jersey were published within one year period mandated by the Constitutional Amendment. Nevertheless, the Company believes it has obtained all necessary grants from the State for its improved properties along the Delaware River.

Issuance of Additional Bonds

     Additional Bonds of any series may be issued in principal amount equal to:

          1. 65% of the cost or then fair value to the Company (whichever shall be less) of property additions acquired, made or constructed subsequent to June 30, 1950;

          2. The principal amount of Bonds or prior lien bonds retired or then to be retired; and

          3. The amount of cash deposited with the Mortgage Trustee

but, except as otherwise provided in the Mortgage, in each case only if the net earnings (as defined in Section 7 of the Mortgage) are at least twice the annual interest charges on all outstanding indebtedness secured by any equal or prior lien, including the additional issue. However, no Bonds may be issued against property additions subject to prior liens, as defined in Section 6, (a) if the principal amount of outstanding prior lien bonds secured thereby exceeds 50% of the cost or then fair value (whichever shall be less) of such property additions, or (b) if the principal amount of all Bonds theretofore issued and continuing on such basis, and the amount of certain other items representing proportions of deposited cash withdrawn, or property released or credit taken under Section 20 on such basis, in the aggregate exceed 20% of the principal amount of all Bonds theretofore issued, including the additional issue. (See Sections 7, 23, 25, 26, 27, 29 and 30.)

     The Company plans to authenticate the New Bonds on the basis of property additions but may, in some cases, authenticate New Bonds on the basis of retired Bonds. It is estimated that at January 31, 1997 unfunded property additions amounted to more than $500,000,000.

Release and Substitution of Property

     The Mortgage permits property to be released from the lien of the Mortgage upon compliance with the provisions thereof. (See Sections 58, 59, 60 and 62.) Such provisions require that, in certain specified cases, cash be deposited with the Mortgage Trustee in an amount equal to the excess of the fair value of the property to be released over the aggregate of certain computations required by the Mortgage. The Mortgage also contains requirements relating to the withdrawal or application of release moneys and other funds held by the Mortgage Trustee. (See Sections 55, 61 and 62.)

Modification of the Mortgage

     Article XVIII of the Mortgage provides for modifying or altering the Mortgage with the consent of the Company and by vote of the holders of 75% in principal amount of the outstanding Bonds which are affected by the proposed modification or alteration, but no such modification or alteration may permit the waiver of any completed default (as defined in Section 65) and its consequences without the approval of at least a majority in principal amount of all the outstanding Bonds. No modification or alteration without the consent of the holder of a Bond may modify the terms of payment of the principal amount of or interest on such Bond or create an equal or prior lien or deprive such holder of a lien on the mortgaged property or reduce the above percentage.

Concerning the Mortgage Trustee

     The Bank of New York also serves as Indenture Trustee under the Indenture under which the New Notes are issued and as trustee under a junior subordinated indenture under which junior subordinated deferrable interest debentures have been issued. The Company and its affiliates utilize various of the banking services offered by the Mortgage Trustee. Such services include acting as a depositary and providing lines of credit.

Defaults

     By Section 65 of the Mortgage, the following are defined as "completed defaults": default in the payment of principal; default for 90 days in the payment of interest; default in payment of principal or interest on outstanding prior lien bonds in certain cases; certain events of bankruptcy, insolvency or reorganization; and default for 90 days after notice in the performance of any other covenant. By Section 53 of the Mortgage, a failure to provide money for the redemption of Bonds called for redemption also constitutes a completed default. The Company is required to furnish annually to the Mortgage Trustee a certificate as to compliance with all conditions and covenants under the Mortgage.

     The Mortgage Trustee or the holders of 25% in principal amount of the Bonds may declare the principal due upon the occurrence of a completed default, but the holders of a majority in principal amount may annul such declaration if the default has been cured, and the Mortgage Trustee, upon the occurrence of a completed default, is required to declare the principal due, or to enforce payment of the Bonds and to foreclose the Mortgage, on request of the holders of a majority in principal amount of the Bonds. (See Sections 65, 68 and 101.) The holders of a majority in principal amount of the Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage. (See Section 69.) No bondholder has the right to institute any proceeding for the enforcement of the Mortgage unless such holder shall have given the Mortgage Trustee written notice of a completed default, the holders of 25% in principal amount shall have offered to the Mortgage Trustee indemnity against costs, expenses and liabilities, requested the Mortgage Trustee to take action and have given the Mortgage Trustee reasonable opportunity to take such action. (See Section 79.) The Mortgage Trustee is entitled to be indemnified before taking action to enforce the lien at the request of such bondholders. (See Section 68.)

                            DESCRIPTION OF NEW NOTES

General

     The New Notes are to be issued under an Indenture, dated as of March 1, 1997 ("Indenture"), between the Company and The Bank of New York, as trustee ("Indenture Trustee").

     The statements herein concerning the New Notes and the Indenture are merely an outline and do not purport to be complete. They are qualified in their entirety by express reference to the cited Sections and Articles of the Indenture. Terms defined in the Indenture are used in this outline.

     The Indenture provides that debt securities (including the New Notes and including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to aggregate principal amount. (See
Section 301.) All debt securities heretofore or hereafter issued under the Indenture (including the New Notes) are collectively referred to as the "Indenture Securities". The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The New Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Substantially all of the fixed physical property owned by the Company is subject to the lien of the Mortgage securing the Company's Bonds. (See "Description of New Bonds--Security" herein.)

Maturity, Interest, Redemption and Payment (see the accompanying Prospectus Supplement)

Events of Default and Notice Thereof

     Events of Default are: default for three Business Days in payment of principal; default for 60 days in payment of interest; certain events in bankruptcy, insolvency or reorganization; default for 90 days after notice in the case of a breach of any other covenant; and any other Event of Default specified with respect to the Indenture Securities of a particular series. No Event of Default with respect to a series of Indenture Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series. The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the Holders of the Indenture Securities. (See Sections 801 and 903.)

     Either the Indenture Trustee or the Holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but the Company may annul such default by effecting its cure and paying overdue interest and principal. No Holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act, but each Holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it shall have reasonable grounds for believing that repayment is not reasonably assured. The Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Sections 802, 807, 808, 812 and 902.)

Evidence to be Furnished to the Indenture Trustee

     Compliance with Indenture provisions will be evidenced by written statements of the Company's officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Section 1004.)

Modification of the Indenture

     The rights of the Holders of the Indenture Securities may be modified with the consent of the Holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the Holders of Indenture Securities may be modified without the consent of the Holders if such modification would not be deemed adversely to affect their interests in any material respect. In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any Holder of Indenture Securities without his consent. "Tranche" means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Article Twelve.)

The Indenture Trustee

     The Bank of New York also serves as the Mortgage Trustee under the Mortgage under which the New Bonds are issued and as trustee under a junior subordinated indenture under which junior subordinated deferrable interest debentures of the Company have been issued. The Company and its affiliates utilize various of the banking services offered by the Indenture Trustee. Such services include acting as a depositary and providing lines of credit.

                                PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement relating to a series of the Debt Securities will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Debt Securities if any are purchased.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Debt Securities in respect of which the Prospectus Supplement will be delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

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     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement (including the accompanying Pricing Supplement) or the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement (including the accompanying Pricing Supplement) and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement (including the accompanying Pricing Supplement) or the Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement (including the accompanying Pricing Supplement) or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.

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                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                            Page
                                                                            ----

Use of Proceeds............................................................  S-2
Supplemental Description of Secured Medium Term
    Notes..................................................................  S-2
Supplemental Description of Unsecured Medium
    Term Notes.............................................................  S-4
Book-Entry System..........................................................  S-5
Certain United States Federal Income Tax
    Consequences...........................................................  S-7
Plan of Distribution....................................................... S-10

Prospectus

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Selected Financial Information.............................................    3
Use of Proceeds............................................................    4
Legal Opinions.............................................................    4
Experts....................................................................    4
Description of New Bonds...................................................    4
Description of New Notes...................................................    6
Plan of Distribution.......................................................    8

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                                  $150,000,000

                                  Atlantic City
                                Electric Company

                             First Mortgage Bonds,
                               Designated Secured
                          Medium Term Notes, Series D
                                      and
                          Unsecured Medium Term Notes,
                                    Series A

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                                     [LOGO]

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                              Goldman, Sachs & Co.
                      First Chicago Capital Markets, Inc.
                                Lehman Brothers

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